Exhibit 3.3.d
AMENDMENT NO. 3
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.
     This Amendment No. 3 to Agreement of Limited Partnership (the “Partnership Agreement”) of Cedar Shopping Centers Partnership, L.P. (this “Amendment”) is entered into as of March 30, 2005, by and among Cedar Shopping Centers, Inc. (the “General Partner”) and the limited partners signatory hereto. All capitalized terms used herein shall have the meanings given to them in the Partnership Agreement.
     WHEREAS, Section 4.5 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such Section; and
     WHEREAS, the General Partner established a new class of Partnership Units, designated the 8 7/8% Series A Cumulative Redeemable Preferred Partnership Units (the “Series A Preferred Partnership Units”) and issued 2,350,000 Series A Preferred Partnership Units to the General Partner; and
     WHEREAS, the General Partner desires to amend the Partnership Agreement (i) to increase the number of designated Series A Preferred Partnership Units to 3,550,000 and (ii) to issue an additional 1,200,000 Series A Preferred Partnership Units (the “Additional Series A Preferred Partnership Units”) to the General Partner.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     Section 1.     Issuance of Series A Preferred Partnership Units.
     In consideration of the contribution of the net proceeds from the issue and sale by the General Partner of 1,200,000 shares of its 8 7/8% Series A Cumulative Redeemable Preferred Stock in an underwritten public offering, the Partnership hereby issues to the General Partner the Additional Series A Preferred Partnership Units.
     Section 2.     Exhibits to Partnership Agreement.
     (a)     The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A. In addition to the issuance of the Additional Series A Preferred Partnership Units to the Investor pursuant to this Amendment, such information shall reflect (and

Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.
     (b)     In addition, Section 1 to Exhibit 1 to the Partnership Agreement is hereby amended by deleting the second sentence thereof in its entirety and replaced with the following:
     “The number of Series A Preferred Partnership Units shall be 3,550,000.”
     (c)     Section 3(a) to Exhibit 1 to the Partnership Agreement is hereby amended by adding the following at the end of such subsection (a):
     “Holders of any Series A Preferred Partnership Units issued after July 28, 2004 shall be entitled to receive the full amount of all distributions payable in respect of their Series A Preferred Partnership Units from and after the date of issuance of their Series A Preferred Partnership Units but shall not be entitled to receive any distributions paid or payable with regard to Series A Preferred Partnership Units prior to the date of such issuance.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Partnership Agreement to be executed as of the day and year first above written.

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.
By:	Cedar Shopping Centers, Inc.
General Partner

By:	/s/ LEO S. ULLMAN
	Name:	Leo S. Ullman
	Title:	President

LIMITED PARTNERS
By:	/s/ LEO S. ULLMAN
	Name:	Leo S. Ullman

By:	/s/ BRENDA J. WALKER
	Name:	Brenda J. Walker